EXHIBIT 5.11

Dorsey & Whitney LLP

51 North Broadway, Suite 402

PO Box 1344

Fargo, ND 58107-1344

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

RE:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special North Dakota opinion counsel to Ostlund Chemical Co., a North Dakota corporation (“Ostlund”), a subsidiary of United Agri Products, Inc., a Delaware corporation (the “Company”) in connection with the above referenced transaction. Accordingly, at your request, in our capacity as special North Dakota opinion counsel, and in connection with the opinions and statements herein, we have examined those documents, records and matters of law we have deemed necessary for the purpose of the opinions and statements expressed below. We have examined the following:

(i) the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-4 (File No. 333-111710) of the Company and certain subsidiaries of the Company, including Ostlund (a “Guarantor” and collectively, the “Guarantors”), in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the “Securities Act” such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (the “Guarantees”) by each of the Guarantors, for a like principal amount of the Company’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Guarantors.

(ii) a copy of the Indenture dated as of December 16, 2003, among the Company, the Guarantors and JP Morgan Chase Bank, as trustee (the “Indenture”), including the Guarantee of the North Dakota Guarantor included therein;

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

(iii) the Registration Rights Agreement dated as of December 16, 2003, by and among the Company, the Guarantors, and UBS Securities LLC, Goldman Sachs & Co. and Bear, Stearns & Co. Inc., as initial purchasers.

(iv) the articles of incorporation of Ostlund certified by an officer of Ostlund as of January 31, 2005 (the “Articles of Incorporation”);

(v) the bylaws of Ostlund, certified by an officer of Ostlund as of January 31, 2005 (the “Bylaws”);

(vi) a certificate of an officer of Ostlund dated January 31, 2005 certifying as to a copy of the executed unanimous written consent of the Board of Directors of Ostlund adopted December 11, 2003; a copy of the Articles of Incorporation of Ostlund; a copy of the Bylaws of Ostlund and incumbency with respect to the officers of Ostlund and certain other matters relating to Ostlund; and

(vii) Certificate of Good Standing from the North Dakota Secretary of State Concerning Ostlund issued January 31, 2005.

(The documents contained in (i) – (iii) above shall collectively be referred to as the “Registration Documents”).

With your permission, all assumptions and statements of reliance in this opinion letter have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of Ostlund and of public officials.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that:

1. Ostlund is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Dakota.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

2. The issuance of the Guarantee of Ostlund has been duly authorized by all requisite corporate action on the part of Ostlund.

3. Ostlund has the corporate power and authority to execute, deliver and perform under the Indenture and the Guarantee of Ostlund included therein.

4. The execution, delivery and performance of the Indenture and Guarantee of Ostlund included therein do not and will not violate or conflict with the Articles of Incorporation or Bylaws of Ostlund.

We express no opinion concerning the effect, if any, of non compliance with any applicable antitrust, securities, or similar laws.

The law governed by this opinion is limited to the present law of the State of North Dakota in effect as of the date of this letter. We express no opinion as to the laws of any other jurisdiction.

This opinion is being rendered at the request of the Company in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement of O’Melveny & Myers LLP, counsel for the Company.

We hereby consent to the use of this opinion as Exhibit 5.11 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

/s/    Dorsey & Whitney LLP